EXHIBIT 11

        SCHEDULE RE: COMPUTATION OF EARNINGS PER COMMON SHARE*
              (In thousands, except per share amounts)

                                       Three Months Ended
                                       -------------------
                                       March 31,  April 2,
                                         1996       1995
                                         ----       ----
PRIMARY

Net income                             $ 8,547    $ 9,014
                                       -------    -------

Weighted average shares outstanding     22,637     22,615
                                       -------    -------

Primary earnings per share *           $  0.38    $  0.40
                                       =======    =======

FULLY DILUTED

Net income                             $ 8,547    $ 9,014
                                       -------    -------

Weighted average shares outstanding     22,637     22,615

Add incremental shares representing:
   Shares issuable upon exercise of
   stock options based on period-end
   market price                            447        330
                                       -------    -------
Weighted average number of shares,
as adjusted                             23,084     22,945
                                      --------    -------

Fully diluted earnings per share       $  0.37    $  0.39
                                      ========    =======

Dilutive effect of incremental shares     1.9%       1.4%
                                      ========    =======

* Incremental shares have not been considered in the computation of primary earnings per common share in accordance with generally accepted accounting principles which require inclusion only when the dilutive effect is greater than 3%.